Exhibit 99.1

FOR IMMEDIATE RELEASE

Summary: Board of Directors of Mercantile Bankshares Corporation Determines 14 of 18 Members to be Independent

BALTIMORE, MARYLAND, April 26, 2004 – Mercantile Bankshares Corporation (Nasdaq: MRBK), a Maryland corporation (the “Company”), today announced that its Board of Directors has determined that a significant majority, 14 of the 18 members of the Board, are independent under the Nasdaq Rules.

The Board of Directors of the Company determined, based on its review of director independence, that each of the following directors is independent under Nasdaq Rule 4200: Cynthia A. Archer, R. Carl Benna, William R. Brody, M.D., Eddie C. Brown, George L. Bunting, Jr., Anthony W. Deering, Darrell D. Friedman, Freeman A. Hrabowski, III, Jenny G. Morgan, Morton B. Plant, Christian H. Poindexter, Clayton S. Rose, James L. Shea and Donald J. Shepard. Moreover, each of the five members of the Board’s Audit Committee, the four members of the Board’s Nominating and Corporate Governance Committee and the five members of the Board’s Compensation Committee are independent under by the listing standards of the Nasdaq National Market.

Mercantile Bankshares Corporation, with assets of more than $14 billion, is a multibank holding company headquartered in Baltimore. It has 16 banking affiliates in Maryland, one banking affiliate in Delaware and three in Virginia. Additional information is available at www.mercantile.com.

Contact:
David E. Borowy	Janice M. Davis
Investor Relations	Media Relations
410-347-8361	410-237-5971
david.borowy@mercantile.net	janice.davis@mercantile.net